UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2012

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio 44333

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (330) 666-3751

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 30, 2012, ICO Europe B.V. (“ICO Europe”), a wholly-owned subsidiary of A. Schulman, Inc., entered into a definitive agreement (the “Agreement”) to purchase 100 percent of the shares of Elian SAS (“Elian”), a leading producer of highly specialized color masterbatch products, from Vita Polymers France SAS (“Vita”). A copy of the Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The following description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Under the terms of the Agreement, ICO Europe agreed to purchase Elian from Vita for approximately €48 million, plus the repayment of approximately €3.3 million in Elian debt. Pursuant to the Agreement, Vita made a number of typical warranties concerning the business being sold, including, among other things, representations and warranties concerning accounts payable and receivable, management of Elian, employees and personnel, intellectual property, environmental matters and legal compliance, and Vita agreed to indemnify ICO Europe for breaches of the Agreement and such warranties. In addition, Vita agreed to a post-closing protection period of 36 months during which neither Vita nor its affiliates shall directly or indirectly, carry on or be engaged in any business which involves the supply, manufacturing, marketing or research and development of color masterbatch compounds in Europe. Pursuant to the terms of the Agreement, the Elian acquisition closed on January 31, 2012.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

99.1*	Agreement, dated January 30, 2012, by and between Vita Polymers France SAS and ICO Europe B.V. (filed herewith).

*

Certain portions of this Exhibit have been omitted based upon a request for confidential treatment filed with the Securities and Exchange Commission (the “SEC”). The non-public information has been filed separately with the SEC in connection with that request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By:	/s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: February 3, 2012